                                                                    Exhibit 99.1

100 STREAMS OF SATELLITE RADIO                                     [SIRIUS LOGO]
--------------------------------------------------------------------------------
                                                                        it's__ON

               SIRIUS SATELLITE RADIO ANNOUNCES FIRST QUARTER 2004
                         FINANCIAL AND OPERATING RESULTS

     o    Subscriber Base Increased 35% During Quarter to 351,663

     o Share of Retail Sales Increased to 41% in February; Doubling Since Debut in the Plug-&-Play Category

     o    Revenue Improved 88% from Previous Quarter While Fixed Costs Remained
          Flat

     o    Balance Sheet Remains Strongest in Industry, With Over $700 Million in
          Cash

NEW YORK - April 21, 2004 - SIRIUS Satellite Radio (NASDAQ: SIRI), known for delivering the very best in commercial-free music and premium sports programming to cars and homes across the country, today announced first quarter 2004 financial and operating results.

As of March 31, 2004, SIRIUS had 351,663 subscribers. This represents a net subscriber addition of 90,602 during the quarter, a 138% increase over the net subscriber additions reported by the company at March 31, 2003.

During the first quarter of 2004, SIRIUS announced several new distribution and programming agreements, which are expected to make SIRIUS available through over 20,000 locations and solidify the company's position as the leader in commercial-free music and sports offerings. SIRIUS continued to experience significant gains in the retail aftermarket channel, fueled by strong post-holiday activations, increased product availability, and strengthening consumer awareness. During the quarter, SIRIUS added more than 65,500 subscribers from the retail aftermarket channel, 154% more than were activated in the first quarter of 2003. SIRIUS products, including five different Plug-&-Play receivers and two transportable boom-boxes, are currently available nationwide.

"On the heels of an excellent holiday selling season, we had a very strong first quarter at retail, increasing our share of satellite radio retail aftermarket sales to approximately 41% at the end of February, according to market information company The NPD Group. That's a doubling of our retail share since we introduced our first Plug-&-Play products last June," said Joseph P. Clayton, President and CEO, SIRIUS. "With 94% reporting strong satisfaction, our customers are telling us that SIRIUS is a service they can't live without. These high satisfaction ratings coupled with our increased awareness and availability bode very well for SIRIUS' future."

During the first quarter of 2004, SIRIUS added over 24,000 subscribers through its automotive, boating and trucking relationships. Recently, exclusive automotive partner DaimlerChrysler announced an extensive factory installation program for SIRIUS beginning with eleven Model Year 2005 vehicle lines. SIRIUS expects to achieve over 500,000 subscribers from these factory programs by mid 2006. SIRIUS is already offered today as a factory or dealer installed option on 50 different vehicle models from DaimlerChrysler, Ford, BMW, Nissan, Infiniti and Audi. In 2004, SIRIUS expects to be available on over 80 vehicle models from these partners, with 50 of these being factory installation programs.

Conference Call Information:

SIRIUS will hold a conference call today at 10:00 AM EST to discuss operating and financial results. The access numbers for the call are 973.582.2745 (toll) or 877.691.0878 (toll free). The call will also be accessible via a live web-cast on www.sirius.com, and on our service by tuning to SIRIUS Stream 131.

FIRST QUARTER 2004 VERSUS FIRST QUARTER 2003

For the first quarter of 2004, SIRIUS recognized total revenue of $9.3 million, compared to $1.6 million for the first quarter of 2003. SIRIUS reported a loss from operations of $(119.5) million for the first quarter of 2004, compared to a loss from operations of $(99.1) million for the first quarter of 2003. Adjusted loss from operations for the quarter was $(78.0) million compared to adjusted loss from operations of $(74.5) million for the first quarter of 2003 (refer to reconciliation table of loss from operations to adjusted loss from operations).

SIRIUS reported a net loss applicable to common stockholders of $(146.4) million, or $(0.12) per share, for the first quarter of 2004, compared with net income applicable to common stockholders of $51.9 million, or $0.16 per share, for the first quarter of 2003. Included in net income applicable to common stockholders for the first quarter of 2003 was a $256.5 million gain in connection with the elimination of approximately 91% of the company's then outstanding debt and a deemed dividend of $79.5 million associated with the elimination of 100% of its convertible preferred stock.

For the first quarter of 2004, average monthly revenue per subscriber, or ARPU, was $9.92. Excluding the effects of mail-in rebate programs, ARPU for the first quarter of 2004 was $11.06.

SIRIUS maintains a strong cash position, ending the first quarter with $707 million in cash, cash equivalents, and marketable securities. During the first quarter of 2004, SIRIUS raised $300 million of gross proceeds through an offering of 2 1/2% Convertible Notes. Further, during the quarter, holders of the company's 3 1/2% Convertible Notes converted to 56.4 million shares of common stock, eliminating $69 million of SIRIUS' long-term debt.

Cash flow from operating activities for the quarter was $(71.9) million compared to cash flow from operating activities of $(71.1) million for the first quarter of 2003.

(Selected financial information follows).

SIRIUS defines adjusted loss from operations as loss from operations before depreciation expense, non-cash stock compensation expense, and expense for equity securities granted to third parties. Adjusted loss from operations is not a measure of financial performance under accounting principles generally accepted in the United States. SIRIUS believes adjusted loss from operations is useful to investors because it represents operating expenses of the company excluding the effects of non-cash items. Because adjusted loss from operations is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, adjusted loss from operations as presented may not be comparable to other similarly titled measures of other companies.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscription revenue and activation revenue during the period, over the daily weighted average number of subscribers for the period. ARPU is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

SIRIUS defines subscriber acquisition costs, or SAC, as costs of incentives for the purchase, installation, and activation of SIRIUS radios, as well as subsidies paid to radio and chipset manufacturers, automakers and retailers and the negative margin on equipment sales. SAC is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)

                                                          For the Three Months Ended
                                                                   March 31,
                                                          --------------------------
                                                                2004        2003
                                                             ----------   --------
Statements of Operations:
   Subscriber revenue, including effects of mail-in
      rebates                                                $    9,202   $  1,554
   Advertising revenue, net of agency fees                           20         17
   Equipment revenue                                                 50         --
   Other revenue                                                     19         20
                                                             ----------   --------
        Total revenue                                             9,291      1,591
                                                             ----------   --------
Operating expenses:
   Cost of services:
      Satellite and transmission                                  9,022      7,867
      Programming and content                                     9,178      6,574
      Customer service and billing                                3,860      2,202
      Cost of equipment                                              64         --
   Sales and marketing                                           34,953     31,486
   Subscriber acquisition costs                                  26,981     11,864
   General and administrative                                     7,869      9,094
   Research and development                                       5,119      6,973
   Depreciation expense                                          23,688     24,100
   Non-cash stock compensation expense                            8,065        559
                                                             ----------   --------
        Total operating expenses                                128,799    100,719
                                                             ----------   --------

Loss from operations                                           (119,508)   (99,128)

Other (expense) income:
   Debt restructuring                                                --    256,538
   Interest and investment income                                 1,669      1,343
   Interest expense                                             (26,003)   (18,665)
                                                             ----------   --------
Total other (expense) income                                    (24,334)   239,216

(Loss) income before income tax expense                        (143,842)   140,088
   Income tax expense                                            (2,521)        --
                                                             ----------   --------
Net (loss) income                                              (146,363)   140,088

Preferred stock dividends                                            --     (8,574)
Preferred stock deemed dividends                                     --    (79,634)
                                                             ----------   --------

Net (loss) income applicable to common stockholders          $ (146,363)  $ 51,880
                                                             ==========   ========
Net (loss) income per share applicable to common
 stockholders:
   Basic                                                     $    (0.12)  $   0.16
                                                             ==========   ========
   Diluted                                                   $    (0.12)  $   0.16
                                                             ==========   ========
Weighted average common shares outstanding:
   Basic                                                      1,217,608    327,785
                                                             ==========   ========
   Diluted                                                    1,217,608    327,872
                                                             ==========   ========

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

                                                           As of             As of
                                                      March 31, 2004   December 31, 2003
                                                      --------------   -----------------
Selected Balance Sheet Data:
Cash, cash equivalents and marketable
   securities                                           $   706,664       $   549,883
Restricted investments                                       92,116             8,747
Working capital                                             652,749           497,661
Total assets                                              1,887,019         1,617,317
Long-term debt                                              425,920           194,803
Total liabilities                                           538,402           292,123
Accumulated deficit                                      (1,300,057)       (1,153,694)
Stockholders' equity                                      1,348,617         1,325,194

The following table reconciles GAAP loss from operations to adjusted loss from operations:

                                                          For the Three Months Ended
                                                                   March 31,
                                                          --------------------------
                                                                2004       2003
                                                             ---------   --------
GAAP loss from operations, as reported                       $(119,508)  $(99,128)
   Depreciation expense                                         23,688     24,100
   Non-cash stock compensation expense                           8,065        559
   Expense for equity securities granted to third
      parties included in programming and content                  488         --
   Expense for equity securities granted to third
      parties included in sales and marketing                    9,271          1
                                                             ---------   --------
Adjusted loss from operations                                $ (77,996)  $(74,468)
                                                             =========   ========

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

                                                          For the Three Months Ended
                                                                   March 31,
                                                          --------------------------
                                                               2004        2003
                                                            ---------   ---------
Statements of Cash Flows:
Cash flows from operating activities:
   Net (loss) income                                        $(146,363)  $ 140,088
   Adjustments to reconcile net (loss) income
    to net cash used in operating activities:
       Depreciation expense                                    23,688      24,100
       Non-cash interest expense                               22,326       1,767
       Non-cash stock compensation expense                      8,065         559
       Gain on disposal of assets                                  19          --
       Non-cash gain associated with debt                          --    (261,275)
         restructuring
       Costs associated with debt restructuring                    --       4,737
       Expense for equity securities granted to third
         parties                                                9,759           1
   Increase (decrease) in cash and cash equivalents
    resulting from changes in assets and liabilities:
       Marketable securities                                      (92)       (979)
       Prepaid expenses and other current assets               (4,695)      1,377
       Other long-term assets                                    (968)         24
       Accounts payable and accrued expenses                    2,621       3,020
       Accrued interest                                         3,744      14,436
       Deferred revenue                                         8,495          --
       Other long-term liabilities                              1,530       1,005
                                                            ---------   ---------
        Net cash used in operating activities                 (71,871)    (71,140)
                                                            ---------   ---------

Cash flows from investing activities:
   Additions to property and equipment                         (2,950)     (5,405)
   Sale of property and equipment                                  28          --
   Purchases of restricted investments                        (85,000)         --
   Maturities of available-for-sale securities                 25,000     120,000
                                                            ---------   ---------
        Net cash (used in) provided by investing
         activities                                           (62,922)    114,595
                                                            ---------   ---------

Cash flows from financing activities:
   Proceeds from issuance of common stock, net                     --     197,112
   Proceeds from issuance of long-term debt, net              293,600          --
   Proceeds from exercise of options                            1,453          --
   Proceeds from exercise of warrants                          19,850          --
   Costs associated with debt restructuring                        --      (4,737)
   Other                                                          (33)        (25)
                                                            ---------   ---------
        Net cash provided by financing activities             314,870     192,350
                                                            ---------   ---------

Net increase in cash and cash equivalents                     180,077     235,805
Cash and cash equivalents at the beginning                    520,979      18,375
   of the period
                                                            ---------   ---------
Cash and cash equivalents at the end
   of the period                                            $ 701,056   $ 254,180
                                                            =========   =========

Sirius Satellite Radio Inc.
Quarterly Data:
(Unaudited)

                                            Q1 2004   Q4 2003   Q3 2003   Q2 2003   Q1 2003
                                            -----------------------------------------------
Subscribers:
Beginning subscribers                       261,061   149,612   105,186    68,059    29,947
Net additions                                90,602   111,449    44,426    37,127    38,112
                                            -----------------------------------------------
Ending subscribers                          351,663   261,061   149,612   105,186    68,059
   Retail                                   263,164   197,650   110,821    77,713    51,969
   OEM and Special Markets                   63,493    39,400    15,358     7,630     4,252
   Hertz                                     25,006    24,011    23,433    19,843    11,838

                                            Q1 2004   Q4 2003   Q3 2003
                                            ---------------------------
Monthly ARPU:
Average monthly revenue per subscriber      $11.68    $11.99    $12.09
   Effect of Hertz subscribers               (0.62)    (1.19)    (1.78)
                                            ---------------------------
   ARPU before effects of mail-in rebates   $11.06    $10.80    $10.31

   Effect of mail-in rebates                 (1.14)    (2.21)     0.89
                                            ---------------------------
   Reported ARPU                            $ 9.92    $ 8.59    $11.20

   Average monthly revenue per Hertz
     subscriber                             $ 5.17    $ 2.65    $ 2.12

SAC:
   Total SAC per gross add                  $  248    $  222    $  522

--------------------------------------------------------------------------------

About SIRIUS

SIRIUS provides listeners with over 110 channels of the best commercial-free music, sports, information and entertainment, with digital quality sound coast-to-coast, broadcast daily from New York City, Los Angeles, Nashville, New Orleans, Houston and Daytona. SIRIUS offers over 60, 100% commercial-free, music channels featuring multiple categories of Pop, Rock, Country, Hip-Hop, R&B, Dance, Jazz, Classical and Latin music, along with more than 50 channels of world-class sports, news, talk entertainment, traffic and weather for a monthly subscription fee of only $12.95, with greater savings for upfront payments of multiple months or a year or more. SIRIUS also broadcasts live play-by-play games of the NHL, NBA and NFL, and is the official satellite radio partner of the NFL.

SIRIUS Satellite Radio products for the car, truck, home, RV and boat are manufactured by Alpine, Audiovox, Blaupunkt, Clarion, Eclipse, Jensen, JVC, Kenwood and Panasonic, and can be purchased at major retailers including Best Buy, Car Toys, Circuit City, Crutchfield, Good Guys, Sears, Tweeter and Ultimate Electronics, along with RadioShack and DISH Network outlets in mid-2004.

SIRIUS' exclusive automotive partners DaimlerChrysler, Ford and BMW represent over 40% of new cars and light trucks sold annually in the United States. Automotive brands currently offering SIRIUS radios in select new car models include BMW, MINI, Chrysler, Dodge, Jeep'r', Nissan, Infiniti, Mazda, Audi, Ford, Lincoln-Mercury, Mercedes-Benz and Volkswagen. Automotive brands that have announced plans to offer SIRIUS radios in select models include Jaguar, Volvo, Land Rover and Aston Martin. In 2004, SIRIUS radios are expected to be available in nearly 80 different car models, with over 50 of them factory programs. Also, Hertz currently offers SIRIUS in 29 vehicle models at 53 major locations around the country. In addition, Penske Companies -- Penske Auto Group, United Auto Group and Penske Trucking -- are offering SIRIUS radios as a factory installed option, where available, in their cars and trucks through their dealerships.

Genmar Holdings, the world's largest manufacturer of recreational boats, Formula Boats and Winnebago, the leading supplier of recreational vehicles and motor homes, also offer SIRIUS.

Click on www.SIRIUS.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 203 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our results of operations are: our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios; the unproven market for our service; our competitive position and any events which affect the useful life of our satellites.

Contacts:
Jim Collins
SIRIUS
Media Relations
212.901.6422
jcollins@SIRIUSradio.com

Cheryl Cramer
SIRIUS
Investor Relations
212.901.6466
ccramer@SIRIUSradio.com

Thomas Meyer
PR21 for SIRIUS
Media Relations
310.566.2285
Thomas.Meyer@pr21.com

                                       ###


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